Exhibit 99.1

Prospect Capital Reports $0.26 of Net Income per Share in
June Quarter, up 24% Year over Year
NEW YORK - (Marketwired) - August 26, 2015 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our fourth fiscal quarter ended June 30, 2015.
For the June 2015 quarter, our increase in net assets resulting from operations (“net income” or “NI”) was $94.8 million or $0.26 per weighted average share. For the June 2014 quarter, our NI was $71.7 million or $0.21 per weighted average share. NI increased 32% year-over-year on a dollars basis and increased by $0.05, or 24%, on a per share basis due to net realized and unrealized gains in 2015 versus net realized and unrealized losses in 2014.
For the June 2015 quarter, our net investment income (“NII”) was $89.5 million or $0.25 per weighted average share. For the June 2014 quarter, our NII was $84.1 million or $0.25 per weighted average share. NII increased by $5.4 million year-over-year on a dollars basis and remained consistent on a per share basis, driven primarily by an increase in interest income. Included within NII was an increase in recurring interest income year-over-year by $19.2 million, or $0.03 on a per share basis. Our recurring income as measured by the percentage of total investment income from interest income was 96.1% in the June 2015 quarter.
For the year ended June 30, 2015, our NI was $346.3 million or $0.98 per weighted average share. For the year ended June 30, 2014, our NI was $319.0 million or $1.06 per weighted average share. NI increased by $27.3 million year-over-year on a dollars basis and decreased by $0.08 on a per share basis primarily due to the decrease in NII, inclusive of a reduction in incentive management fees, discussed below offset by $0.09 less of net realized and unrealized losses in 2015.
For the year ended June 30, 2015, our NII was $362.7 million or $1.03 per weighted average share. For the year ended June 30, 2014, our NII was $357.2 million or $1.19 per weighted average share. NII was stable year-over-year on a dollars basis and decreased by $0.16 on a per share basis, driven primarily by a $0.07 per share decrease in non-recurring dividend income and a $0.14 per share decrease in non-recurring structuring fees offset by a $0.04 per share decrease in incentive management fees. Included within NII is an increase in recurring interest income year-over-year by $135.2 million, or $0.08 on a per share basis. Our evolving origination mix has increased our percentage of recurring income with 94.7% of total investment income from interest income in the June 2015 fiscal year versus 86.2% in the June 2014 fiscal year.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income” or “DI”) rather than GAAP net investment income. Distributable income can decouple meaningfully from such NII. In the June 2015 quarter, we generated distributable income of $96.3 million or $0.27 per weighted average share, exceeding our $0.25 per share of dividends. In the year ended June 30, 2015, we generated distributable income of $461.7 million or $1.31 per weighted average share, exceeding our $1.19 per share of dividends.
While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, distributable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.
We have previously announced monthly cash dividends to shareholders of $0.08333 per share for August 2015. On August 24, 2015, we announced the declaration of monthly dividends in the following amounts and with the following dates:

•	$0.08333 per share for September 2015 to holders of record on September 30, 2015 with a payment date of October 22, 2015; and

•	$0.08333 per share for October 2015 to holders of record on October 30, 2015 with a payment date of November 19, 2015.
We have generated cumulative distributable income in excess of cumulative dividends to shareholders since Prospect’s initial public offering (“IPO”) in 2004. From that IPO through June 30, 2015, our distributable income is currently $53.1 million in excess of dividends to shareholders, an excess of $0.15 per weighted average share.
Since our IPO ten years ago through our October 2015 distribution, assuming our current share count for upcoming distributions, we will have distributed approximately $14.12 per share to initial shareholders and approximately $1.67 billion in cumulative distributions to all shareholders.
Our debt to equity ratio stood at 77.6% after subtraction of cash and equivalents at June 30, 2015, down from 79.0% at March 31, 2015. Our objective is to grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix (including increasing our mix of online loans), repurchase shares at a discount to net asset value, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.
Our net asset value on June 30, 2015 stood at $10.31 per share, an increase of $0.01 in comparison to the value at March 31, 2015, primarily from net realized and unrealized gains on investments.
HIGHLIGHTS
Equity Values:
Net assets as of June 30, 2015: $3.703 billion
Net asset value per share as of June 30, 2015: $10.31
Fourth Fiscal Quarter Operating Results:
Net investment income: $89.5 million
Net investment income per share: $0.25
Distributable income: $96.3 million
Distributable income per share: $0.27
Dividends to shareholders per share: $0.24999
Fiscal Year 2015 Operating Results:
Net investment income: $362.7 million
Net investment income per share: $1.03
Distributable income: $461.7 million
Distributable income per share: $1.31
Dividends to shareholders per share: $1.19050
Fourth Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $460.0 million
Total portfolio investments at cost at June 30, 2015: $6.559 billion

Number of portfolio companies at June 30, 2015: 131

PORTFOLIO AND INVESTMENT ACTIVITY
Our origination efforts during the June 2015 quarter prioritized first lien senior secured lending. As of June 30, 2015, our portfolio at fair value consisted of 53.8% first lien, 18.3% second lien, 17.3% structured credit (with underlying first lien), 0.8% small business whole loan, 2.2% unsecured debt, and 7.6% equity investments.
We currently have five primary investment origination strategies: (1) non-control agented and syndicated lending in private equity sponsored and non-sponsored transactions, (2) control investments in operating and financial companies, (3) structured credit investments, (4) real estate investments, and (5) online lending. As of June 30, 2015, our control investments at fair value stood at 29.9% of our portfolio, compared to 27.7% at March 31, 2015.
With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect closed over $2.0 billion of investments during the 2015 fiscal year.
Our portfolio’s annualized current yield stood at 12.7% across all performing interest bearing investments as of June 30, 2015, an increase of 0.6% over June 2014 and an increase of 0.3% over March 2015. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. While the market has experienced some yield compression in recent years, we have elected to deploy capital in other asset classes such as structured credit and online lending to help counteract the decreases in market rates for corporate middle market lending.
At June 30, 2015, our portfolio consisted of 131 long-term investments with a fair value of $6.610 billion. These investments span across a diversified range of industries with no one industry representing more than 10.8% of the portfolio at fair value as of June 30, 2015. As of June 30, 2015, Prospect’s asset concentration in the energy industry stood at 3.7%, down from 4.1% as of March 31, 2015, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk.
The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.1% at June 30, 2015 and June 30, 2014. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of June 2015, our weighted average portfolio net leverage stood at 4.2 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and our weighted average EBITDA per portfolio company stood at approximately $45.0 million.
During the June 2015 quarter, we completed eleven new and several follow-on investments aggregating $460.0 million, and received full repayment on eight other investments. Our sales, repayments, and scheduled amortization payments in the June 2015 quarter were $437.7 million, resulting in investments net of exits of $22.2 million.
The majority of our portfolio consists of sole agented middle-market loans that we have originated, selected, negotiated, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The proprietary Prospect call center initiative we launched in the 2013 fiscal year has enabled us to close investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming years.
During the June 2015 quarter, our originations comprised 29% third party sponsor deals, 22% syndicated debt, 19% online lending, 18% structured credit, 10% non-sponsor direct lending, 1% real estate, and 1% operating buyouts.

Our activity during the June 2015 quarter included the following transactions:

•	On April 2, 2015, we sold at our cost our $74.7 million investment in American Broadband Holding Company.

•	On April 8, 2015, we sold at our cost 60% of the outstanding principal balance of our Term Loan A investment in Trinity Services Group, Inc. (“Trinity”) for $59.3 million.

•	On April 10, 2015, Sandow Media, LLC repaid our $24.4 million loan.

•
On April 15, 2015, we provided $48.5 million of first lien senior secured financing, of which $43.5 million was funded at closing, to USG Intermediate, LLC, an entrepreneur-owned direct marketing company.

•	On April 16, 2015, we made a $10.0 million second lien secured debt investment in SESAC Holdco II LLC, a performance rights organization based in Nashville, Tennessee.

•	On April 16, 2015, Ikaria, Inc. repaid our $20.0 million loan.

•	On May 13, 2015, we made an investment of $44.6 million to purchase 81.48% of the subordinated notes in Mountain View IX.

•	On May 22, 2015, Blue Coat Systems, Inc. repaid our $11.0 million loan.

•	On May 28, 2015, we made a $15.0 million follow-on first lien senior secured debt investment in Traeger Pellet Grills LLC.

•	On June 2, 2015, we sold at our cost 100% of the outstanding principal balance of our Term Loan A investment in Fleetwash, Inc. for $24.1 million.

•	On June 5, 2015, we sold our equity investment in Vets Securing America, Inc. and realized a net loss of $1.0 million on the sale.

•	On June 5, 2015, we made an investment of $15.1 million to purchase 50.07% of the subordinated notes in HarbourView VII.

•	On June 8, 2015, we sold at our cost an additional 10% of the total outstanding principal balance of our Term Loan A investment in Trinity for $9.9 million.

•
On June 9, 2015, we provided additional debt and equity financing to support the recapitalization of Edmentum, Inc. As part of the recapitalization, we exchanged 100% of the $50.0 million second lien term loan previously outstanding for $26.4 million of junior PIK notes as well as Class A common units representing 37.1% equity ownership in Edmentum Ultimate Holdings, LLC. In addition, we invested $5.9 million in senior PIK notes and committed $7.8 million as part of a second lien revolving credit facility, of which $4.9 million was funded at closing.

•
On June 12, 2015, we made a second lien secured investment of $5.0 million to support the recapitalization of Royal Holdings, Inc., a manufacturer of high-value specialty adhesives and sealants. As part of the recapitalization, on June 22, 2015, we received repayment of our previously outstanding $20.0 million loan.

•
On June 19, 2015, we made a $10.0 million second lien secured investment in Prime Security Services Borrower, LLC to support the simultaneous acquisitions of two providers of alarm monitoring services in the United States.

•	On June 22, 2015, IDQ Holdings, Inc. repaid our $12.5 million loan.

•	On June 22, 2015, we sold at our cost 26.85% of the outstanding principal balance of our Term Loan A investment in PrimeSport, Inc. for $20.0 million.

•	On June 22, 2015, we sold at our cost an additional 20% of the total outstanding principal balance of our Term Loan A investment in Trinity for $19.8 million.

•
On June 23, 2015, we made a $10.0 million second lien secured investment in PlayPower, Inc., a global designer and manufacturer of commercial playgrounds as well as indoor and outdoor recreational equipment.

•	On June 25, 2015, Deltek, Inc. repaid our $12.0 million loan.

•	On June 26, 2015, we made a $21.4 million follow-on first lien senior secured debt investment in Global Employment Solutions, Inc. to support an acquisition.

•	On June 26, 2015, we made an investment of $16.9 million to purchase 56.52% of the subordinated notes in Jefferson Mill.

•
On June 30, 2015, we provided $58.5 million of first lien senior secured financing, of which $44.0 million was funded at closing, to BAART Programs, Inc., an operator of outpatient opioid treatment service clinics.

•
During the period from April 1, 2015 through June 30, 2015, we made seven follow-on investments in National Property REIT Corp. (“NPRC”) totaling $49.7 million to support the online consumer lending initiative.

•
Additionally, during the period from April 1, 2015 through June 30, 2015, our wholly-owned subsidiary Prospect Small Business Lending, LLC (“PSBL”) purchased $34.2 million of small business whole loans.

Since June 30, 2015 (in the current September 2015) quarter, we have completed new and follow-on investments of $310.0 million, including:

•	On July 1, 2015, we provided $31.0 million of first lien senior secured financing, of which $30.2 million was funded at closing, to Intelius, Inc. (“Intelius”), an online information commerce company.

•	On July 8, 2015, we sold at our cost 27.45% of the outstanding principal balance of our Term Loan A investment in InterDent, Inc. for $34.4 million.

•	On July 23, 2015, we made an investment of $38.0 million to purchase 80.73% of the subordinated notes in Halcyon Loan Advisors Funding 2015-3.

•	On July 24, 2015, TB Corp. (“Taco Bueno”) repaid our $23.6 million loan. Prospect realized a 15.8% internal rate of return (“IRR”) and 1.4 times cash-on-cash return on its investment in Taco Bueno.

•
On August 6, 2015, we provided $92.5 million of first lien senior secured debt to support the recapitalization of Crosman Corporation. Concurrent with the recapitalization, we received repayment of our previously outstanding $40.0 million second lien term loan.

•	On August 7, 2015, Ryan, LLC (“Ryan”) repaid our $72.7 million loan. Prospect realized an 18.0% IRR and 1.4 times cash-on-cash return on its investment in Ryan.

•	On August 11, 2015, we made a $13.5 million follow-on first lien senior secured debt investment in Intelius, of which $13.0 million was funded at closing, to support an acquisition.

•	On August 12, 2015, we made an investment of $22.9 million to purchase 50.04% of the subordinated notes in Octagon Investment Partners XVIII.

•	On August 21, 2015, we committed to funding a $16.0 million second lien secured investment in a provider of customer care outsourcing services.

•	During the period from July 1, 2015 through August 26, 2015, we made seven follow-on investments in NPRC totaling $52.9 million to support the online consumer lending initiative.

•	During the period from July 1, 2015 through August 26, 2015, our wholly-owned subsidiary PSBL purchased $14.1 million of small business whole loans.
Benefiting from the solid performance of several controlled positions in our portfolio, we in the past have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing and other attractive opportunities. We are pleased with the overall performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.
In the June 2014 fiscal year, we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each such company to more than $100 million. In the June 2015 fiscal year, we made another three such investments, demonstrating the competitive differentiation of our scale balance sheet to close one-stop and other financing opportunities. We have also in the past made multiple control investments that each individually aggregate more than $100 million in size.
During the June 2014 fiscal year we and NPRC, through certain of NPRC’s wholly-owned subsidiaries, entered the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC continue to grow our investment in this investment strategy, which stands at approximately $243 million today (not including third party financing), across multiple third-party and captive origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering an expected levered yield of approximately 18% (net of all costs and expected losses). In the past year we have closed three bank credit facilities and one securitization to support this business, with more credit facilities and securitizations expected in the future. We have multiple origination sources for the online business and expect to continue to diversify those sources in the future through our proactive efforts.
The investment performance of our structured credit business has exceeded our underwriting expectations, demonstrating one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. Recently we have utilized our position as a majority holder to optimize our portfolio through improving financing and other terms by refinancing liabilities at lower rates as well as by removing bond baskets for several of our structured credit investments. As of June 30, 2015, we were invested in $1.15 billion across our fleet of 37 non-recourse structured credit investments. Our underlying structured credit portfolio consisted of over 3,256 loans and a total asset base of over $17.2 billion. As of June 30, 2015, our structured credit portfolio experienced a trailing twelve month default rate of 0.15%, significantly less than the broadly syndicated market trailing twelve month default rate of 1.24%. In the June 2015 quarter, our structured credit equity portfolio generated an annualized cash yield of 22.4% and a GAAP yield of 16.3%, up from 20.6% and 15.4%, respectively, in the March 2015 quarter.
As a yield enhancement for our business, earlier this year we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. So far in 2015, we have made six sales of such lower yielding investments totaling $167.5 million with a weighted average coupon of 6.5%. We receive recurring servicing fees paid by multiple loan purchasers in conjunction with these divested loans. We expect additional similar sales, with related recurring servicing fees, both this quarter and in the future as a potential earnings catalyst for the June 2016 fiscal year.

Our advanced investment pipeline aggregates in excess of $200 million of potential opportunities diversified across multiple sectors. We expect to add to this pipeline in the future. These opportunities are primarily secured investments, sometimes coupled with equity upside through additional investments.

We previously announced that we intend to unlock value by “spinning off” certain “pure play” business strategies to our shareholders. We desire through these transactions to (i) transform some of the business strategies we have successfully grown and developed inside Prospect into pure play public companies with the potential for increased earnings multiples, (ii) allow for continued revenue and earnings growth through more flexible non-business development company (“BDC”) formats (which are expected to benefit from not having one or more of the (a) 30% basket, (b) leverage, and (c) control basket constraints with which BDCs must comply), and (iii) free up our 30% basket and leverage capacity for new originations at Prospect. The business strategies we intend to enable our shareholders to participate in on a “pure play” basis have grown faster than our overall growth rate in the past few years, with outlets in less constraining structures required to continue this strong growth. We anticipate these non-BDC companies will have tax efficient structures.
We initially intend on focusing these efforts on three separate companies consisting of portions of our (i) consumer online lending business, (ii) real estate business, and (iii) structured credit business. We are seeking to divest these businesses in conjunction with rights offering capital raises in which existing Prospect shareholders could elect to participate in each offering or sell their rights. The goals of these dispositions include leverage and earnings neutrality for Prospect. Our primary objective is to maximize the valuation of each offering (declining to proceed with any offering if we find any valuation not to be attractive).
The sizes and likelihood of these dispositions, some of which are expected to be partial rather than complete spin-offs, remain to be determined, but we currently expect the collective size of these three dispositions to be approximately 10% of our asset base. We seek to complete the first of these dispositions late in calendar year 2015 and the others in 2016 in a sequential fashion, but this timeline is dependent on regulatory and exchange listing approval (including an exemptive relief application we filed based on regulator guidance in May 2015) and market conditions (including sufficient investor demand), and there can be no guarantee that we will consummate any of these spin-offs.
We expect Prospect as a BDC to continue in the future to pursue our multi-line origination strategy (including continuing to invest in the businesses discussed above) as a value-added differentiating factor compared with other mono-line BDCs.
LIQUIDITY AND FINANCIAL RESULTS
During the fiscal 2015 year, we continued to utilize prudent leverage to enhance our returns, with our debt to equity ratio (after subtraction of cash and equivalents) standing at 77.6% at June 30, 2015. Repayment of certain higher cost debt and increased use of our efficient revolving credit facility allowed us to reduce our cost of debt from 6.56% in the June 2014 fiscal year to 6.03% in the June 2015 fiscal year. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.
On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders had extended commitments of $885.0 million under the Facility as of June 30, 2015. The Facility includes an accordion feature which allows commitments to be increased up to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We also have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.
Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.
During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in six issuances (“Convertible Notes”). In the March 2012 year, we repurchased $5.0 million of such notes. In January 2015, we repurchased $8.0 million of such notes at a significantly accretive discount to par. These notes bear interest at rates ranging from 4.75% to 6.25% and become due at various dates between December 15, 2015 and April 15, 2020.
On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). On May 15, 2015, we redeemed these 2022 Baby Bond Notes to reduce our cost of debt financing, and we expect full quarter benefits from this debt cost reduction in the current September 2015 quarter.
On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).
On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.
On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes,” and together with the Convertible Notes, 2022 Baby Bond Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $963.2 million of Program Notes ($827.4 million outstanding after redemptions and exchanges, including settlements, as of June 30, 2015). These notes were issued with interest rates ranging from 3.29% to 7.00% with a current weighted average rate of 5.20%. These notes mature between October 15, 2016 and October 15, 2043.
The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of June 30, 2015, Prospect held approximately $5.1 billion of unencumbered investments on its balance sheet, representing approximately 77% of Prospect’s portfolio, in a manner we believe is highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.

On July 28, 2015, we began repurchasing our shares of common stock as they were trading at a significant discount to NAV. Since that time, we have repurchased 4,158,750 shares of common stock at an average price of $7.22 per share. Repurchases total more than $30 million to date.
We currently have drawn $294.7 million under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $423.3 million of new Facility-based investment capacity. Any principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity.
EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Thursday, August 27, 2015, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10071301. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	June 30, 2015	June 30, 2014
Assets
Investments at fair value:
Control investments (amortized cost of $1,894,644 and $1,719,242, respectively)	$1,974,202	$1,640,454
Affiliate investments (amortized cost of $45,150 and $31,829, respectively)	45,945	32,121
Non-control/non-affiliate investments (amortized cost of $4,619,582 and $4,620,451, respectively)	4,589,411	4,581,164
Total investments at fair value (amortized cost of $6,559,376 and $6,371,522, respectively)	6,609,558	6,253,739
Cash and cash equivalents	110,026	134,225
Receivables for:
Interest, net	20,408	21,997
Other	2,885	2,587
Prepaid expenses	757	2,828
Deferred financing costs	54,420	61,893
Total Assets	6,798,054	6,477,269

Liabilities
Revolving Credit Facility	368,700	92,000
Convertible Notes	1,239,500	1,247,500
Public Notes	548,094	647,881
Prospect Capital InterNotes®	827,442	785,670
Due to broker	26,778	0
Dividends payable	29,923	37,843
Due to Prospect Administration	4,238	2,208
Due to Prospect Capital Management	2,550	3
Accrued expenses	3,408	4,790
Interest payable	39,659	37,459
Other liabilities	4,713	3,733
Total Liabilities	3,095,005	2,859,087
Net Assets	$3,703,049	$3,618,182

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 359,090,759 and 342,626,637 issued and outstanding, respectively)	$359	$343
Paid-in capital in excess of par	3,975,672	3,814,634
Accumulated (overdistributed) underdistributed net investment income	-21,077)	42,086
Accumulated net realized loss on investments and extinguishment of debt	-302,087)	-121,098)
Net unrealized appreciation (depreciation) on investments	50,182	-117,783)
Net Assets	$3,703,049	$3,618,182

Net Asset Value Per Share	$10.31	$10.56

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Investment Income
Interest income:
Control investments	$54,179	$45,459	$200,409	$153,307
Affiliate investments	985	736	3,799	4,358
Non-control/non-affiliate investments	95,045	90,696	385,710	334,039
Structured credit securities	40,818	34,950	159,056	122,037
Total interest income	191,027	171,841	748,974	613,741
Dividend income:
Control investments	2,055	3,160	6,811	26,687
Affiliate investments	0	0	778	0
Non-control/non-affiliate investments	0	86	46	98
Money market funds	1	20	28	52
Total dividend income	2,056	3,266	7,663	26,837
Other income:
Control investments	2,623	4,091	12,975	43,671
Affiliate investments	0	5	226	17
Non-control/non-affiliate investments	3,124	3,637	21,246	28,025
Total other income	5,747	7,733	34,447	71,713
Total Investment Income	198,830	182,840	791,084	712,291
Operating Expenses
Investment advisory fees:
Base management fee	33,712	32,161	134,590	108,990
Income incentive fee	22,380	21,037	90,687	89,306
Total investment advisory fees	56,092	53,198	225,277	198,296
Interest and credit facility expenses	43,289	41,693	170,660	130,103
Legal fees	821	2,288	2,375	2,771
Valuation services	376	458	1,686	1,836
Audit, compliance and tax related fees	1,533	1,255	3,772	2,959
Allocation of overhead from Prospect Administration	4,763	2,415	14,977	14,373
Insurance expense	210	100	583	373
Directors’ fees	97	94	379	325
Excise tax	1,523	-7,200)	2,505	-4,200)
Other general and administrative expenses	608	4,391	6,123	8,232
Total Operating Expenses	109,312	98,692	428,337	355,068
Net Investment Income	89,518	84,148	362,747	357,223
Net realized gains (losses) on investments	-29,450)	136	-180,423)	-3,346)
Net change in unrealized (depreciation) appreciation on investments	37,437	-12,627)	167,965	-34,857)
Net realized and unrealized gains (losses) from investments	7,987	-12,491)	-12,458)	-38,203)
Net realized losses on extinguishment of debt	-2,736)	0	-3,950)	0
Net Increase in Net Assets Resulting from Operations	$94,769	$71,657	$346,339	$319,020
Net increase in net assets resulting from operations per share	$0.26	$0.21	$0.98	$1.06
Dividends declared per share	$-0.25)	$-0.33)	$-1.19)	$-1.32)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)

	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Per Share Data
Net asset value at beginning of period	$10.30	$10.68	$10.56	$10.72
Net investment income(1)	0.25	0.25	1.03	1.19
Net realized gains (losses) on investments(1)	-0.08)	0	-0.51)	-0.01)
Net change in unrealized (depreciation) appreciation on investments(1)	0.10	-0.04)	0.47	-0.12)
Net realized losses on extinguishment of debt(1)	-0.01)	0	-0.01)	0
Dividends to shareholders	-0.25)	-0.33)	-1.19)	-1.32)
Common stock transactions(2)	0	0	-0.04)	0.10
Net asset value at end of period	$10.31	$10.56	$10.31	$10.56

(1)	Financial highlights are based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan and shares issued to acquire investments.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the three and twelve months ended June 30, 2015 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2015 tax year):

GAAP Net Investment Income to Distributable Income	Three Months Ended June 30, 2015	Twelve Months Ended June 30, 2015
GAAP Net Investment Income	$89,518	$362,747
Dividend received by Echelon Aviation LLC and utilized to repay debt to Prospect	0	38,514
Distributable income in excess of book income from structured credit investments	8,020	50,019
Non-deductible federal excise tax expense	1,523	2,505
Taxable (loss)/income from pass-through controlled companies	-2,876)	1,898
Other net additions to distributable income	65	6,015
Distributable Income	$96,250	$461,698
Weighted average shares of common stock outstanding	358,846,409	353,648,522
Distributable Income per Share	$0.27	$1.31

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702